   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1999
                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            CALLON PETROLEUM COMPANY
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                    64-0844345
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                    Identification No.)

                              200 NORTH CANAL ST.
                               NATCHEZ, MS 39120
                                 (601) 442-1601
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                               JOHN S. WEATHERLY
                              200 NORTH CANAL ST.
                               NATCHEZ, MS 39120
                                 (601) 442-1601
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                    Copy to:

                              GEORGE G. YOUNG III
                             HAYNES AND BOONE, LLP
                         1000 LOUISIANA ST., SUITE 4300
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 547-2081
                            TELECOPY: (713) 547-2600
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
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                                                                PROPOSED MAXIMUM          AMOUNT OF
                    TITLE OF EACH CLASS                        AGGREGATE OFFERING        REGISTRATION
             OF SECURITIES TO BE REGISTERED(2)                      PRICE(1)                 FEE
----------------------------------------------------------------------------------------------------------
Debt Securities.............................................
----------------------------------------------------------------------------------------------------------
Preferred Stock, par value $0.01 per share..................
----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.....................
----------------------------------------------------------------------------------------------------------
Securities Warrants.........................................
----------------------------------------------------------------------------------------------------------
Securities Purchase Contracts...............................
----------------------------------------------------------------------------------------------------------
        Total...............................................      $125,000,000             $34,750
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $125,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Subject to footnote (1), there is also being registered an indeterminate principal amount of Debt Securities, an indeterminate number of shares of Preferred Stock and Common Stock, an indeterminate number of Securities Warrants and an indeterminate number of Securities Purchase Contracts as may be issuable, offered or sold upon conversion, redemption, exchange or exercise of the Debt Securities, Preferred Stock, Securities Warrants or Securities Purchase Contracts registered hereunder. Pursuant to Rule 416, the Registration Statement also covers such indeterminate additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 1999

[LOGO]                      CALLON PETROLEUM COMPANY
                              200 NORTH CANAL ST.
                               NATCHEZ, MS 39120
                                 (601) 442-1601

                                  $125,000,000
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                              SECURITIES WARRANTS
                         SECURITIES PURCHASE CONTRACTS

     Callon Petroleum Company's common stock is listed on the New York Stock Exchange, under the symbol "CPE."

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                             ---------------------

     This prospectus may not be used to consummate sales of securities unless we also furnish you with a prospectus supplement describing the final terms of the securities offered.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THIS PROSPECTUS IS DATED        , 1999

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
About This Prospectus.......................................      1
Where You Can Find More Information.........................      1
Disclosure Regarding Forward Looking Statements.............      2
About Callon Petroleum Company..............................      2
Use of Proceeds.............................................      3
Ratios of Earnings to Fixed Charges and of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends......      3
Description of Debt Securities..............................      4
Description of Capital Stock................................     15
Description of Securities Warrants..........................     19
Description of Securities Purchase Contracts and Securities
  Purchase Units and Prepaid Securities.....................     20
Plan of Distribution........................................     20
Experts.....................................................     22
Legal Matters...............................................     22

                             ABOUT THIS PROSPECTUS

     In this prospectus, the words "Company," "we," "our," "ours" and "us" refer to Callon Petroleum Company, and its subsidiaries, unless otherwise stated or the context requires.

     This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change the information in this prospectus. You should read this prospectus, the relevant prospectus supplement and the information described under the heading "Where You Can Find More Information."

     We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into this registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C., 20549, or its public reference rooms located in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. They are located in the EDGAR database on that web site. You may also obtain information about us from the New York Stock Exchange, where our common stock is listed.

     The SEC allows us to incorporate by reference information from the documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC (including any filings we make prior to the effectiveness of the registration statement) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is terminated:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

     - Our Current Reports on Form 8-K filed on February 3, 1999 and March 3, 1999;

     - The description of our common stock contained in the Registration Statement on Form 8-B filed on October 3, 1994; and

     - The description of our convertible exchangeable preferred stock contained in the Registration Statement on Form 8-A filed on November 13, 1995, as amended and Form 8-A/A filed on November 21, 1995.

     This prospectus is part of a registration statement we filed with the SEC
(Registration No. 333-      ).

     You may request a copy of any of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

      Callon Petroleum Company
      200 North Canal Street
      Natchez, MS 39120
      (601) 442-1601
      Attention: Corporate Secretary

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We can not assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. Some of these risks which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

     - the volatility of oil and natural gas prices;

     - the uncertainty of estimates of oil and natural gas reserves;

     - the impact of competition;

     - difficulties encountered during the exploration for and production of oil and natural gas;

     - the difficulties encountered in delivering oil and natural gas to commercial markets;

     - changes in customer demand;

     - the uncertainty of our ability to attract capital;

     - changes in the extensive government regulations regarding the oil and natural gas business; and

     - compliance with environmental regulations.

     The information contained in this prospectus and in the documents incorporated by reference into this prospectus identify additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                         ABOUT CALLON PETROLEUM COMPANY

     We have been engaged in the exploration, development, acquisition and production of oil and gas properties since 1950. Our properties are geographically concentrated offshore in the Gulf of Mexico, where we have substantial experience. Since 1996, our primary focus has been on acquiring exploration prospects, conducting 3-D and conventional 2-D seismic surveys of these prospects and drilling exploration wells. We have assembled a balanced portfolio of exploration projects in the Gulf of Mexico composed of:

     - controlling working interests in projects with low exploration risk and low drilling and completion costs targeting reserve deposits of between three and 10 Bcf in the shallow Miocene area at depths of less than 4,000 feet;

     - significant working interest in projects with higher exploration risk and higher drilling and completion costs targeting reserve deposits of between 10 and 100 Bcfe in the outer continental shelf area at depths of between 7,000 and 17,000 feet; and

     - small working interest in projects with high exploration risk and high drilling and completion cost targeting reserve deposits in the deep water area of the Gulf of Mexico.

     Our principal executive offices are located at 200 North Canal Street, Natchez, Mississippi 39120 and our telephone number is (601) 442-1601.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, proceeds from the sale of the securities sold by us will be used for general corporate purposes. These purposes may include acquisitions, working capital, capital expenditures, the repurchase of outstanding securities and the repayment of indebtedness. Proceeds from the sale of securities initially may be temporarily invested in short-term securities.

              RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Our ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the periods indicated below as calculated under generally accepted accounting principles are as follows:

                                                   YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED
                                               --------------------------------       JUNE 30,
                                               1994   1995   1996   1997   1998         1999
                                               ----   ----   ----   ----   ----   -----------------
Ratio of earnings to fixed charges...........   --    1.6    8.8    3.3     --           --
Ratio of earnings to combined fixed charges
  and preferred stock dividends..............   --    1.3    1.2    1.7     --           --

     When we calculate our ratio of earnings to fixed charges, "earnings" are composed of the following:

     - consolidated earnings or loss from continuing operations before tax, excluding undistributed equity earnings or affiliated companies; plus

     - fixed charges, excluding capitalized interest.

     Fixed charges are comprised of the following:

     - interest expense on indebtedness and capitalized interest;

     - amortization of debt issuance costs, discounts and premiums; and

     - the portion of capitalized leases deemed to be representative of interest.

     Earnings did not cover fixed charges by $679,000 through the second quarter of 1999, $50.3 million in 1998 and $313,000 in 1994.

     In calculating the ratio of earnings to combined fixed charges and preferred stock dividends, fixed charges include pre-tax preferred stock dividend requirements.

     Earnings did not cover combined fixed charges and preferred stock dividends by $2.7 million through the second quarter of 1999, $54.5 million in 1998 and $313,000 in 1994.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be our direct unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." Together, we refer to the senior indenture and subordinated indenture as the "indentures."

     We have not restated the indentures in their entirety. We filed the forms of the indentures as exhibits to our registration statement. You should read the indentures because they, and not this description, will control your rights as holders of debt securities. In the summary below, we have included references to section numbers of the applicable indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

     Unless otherwise specifically noted in the following discussion, references to "we," "us" or "our" means Callon Petroleum Company without its subsidiaries.

     We have summarized the material provisions of the indentures in the following order:

     - those applicable to both indentures; and

     - those applicable only to the subordinated indenture.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

  General

     The debt securities described in a prospectus supplement will be our unsecured, senior or subordinated obligations. The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt, and will rank senior to our subordinated debt. The subordinated debt securities will have a junior position to our senior indebtedness. Subordinated debt securities may rank equally with or junior to our existing subordinated indebtedness. The terms of subordination are described below under "Provisions Applicable Solely to Subordinated Debt Securities -- Subordination" and may be further described or changed in a prospectus supplement.

     A prospectus supplement relating to any series of debt securities that we offer will include specific terms relating to that series. These terms will include, among other things, some or all of the following:

     - the title of the debt securities;

     - the total principal amount;

     - whether they are senior debt securities or subordinated debt securities;

     - if they are subordinated debt securities, the terms of subordination if different from those described below;

     - whether the series of debt securities are issuable as registered securities, bearer securities or both;

     - whether any debt securities of the series are to be issuable in temporary or permanent global form with or without coupons, and whether permanent global securities may be exchanged for securities of such series;

     - the person to whom any interest on any series shall be payable;

     - the dates on which principal and any premium on the debt securities will be payable;

     - the interest rate or the method used to determine the interest rate, record and interest payment dates;

     - whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

     - the place or places where payments on the debt securities are payable or the method of payment and where the debt securities may be surrendered for transfer or exchange;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of debt before final maturity;

     - the denominations in which the debt securities will be issuable;

     - whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

     - the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

     - whether the securities of the series will be issued in the form of book-entry securities, the depositary for such series, and the circumstances for exchanging such book-entry securities for certificated securities;

     - any means of defeasance on the debt securities and any additional conditions or limitations to defeasance of the debt securities;

     - any changes to or additional events of default or covenants;

     - if the principal amount payable at the stated maturity of any securities will not be determinable at any time prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such time;

     - any restriction or condition on the transfer or exchange of the debt securities;

     - any rights that we may have to defer payments of interest;

     - any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity; and

     - any other terms of the series of debt securities.

     A series of debt securities may be issued with an original issue discount. An original issue discount provides that less than the entire principal amount of the series of debt securities is payable upon declaration of acceleration of the maturity of the series of debt securities. Special U.S. federal income tax considerations may be applicable to debt securities issued at an original issue discount. These special considerations will be set forth in a prospectus supplement relating to the series of debt securities.

     The indentures do not limit the amount of debt securities or other types of indebtedness we may issue. The indentures allow debt securities to be issued up to any principal amount that we may authorize. The subordinated indenture allows us to issue subordinated debt securities which are convertible into other securities, including shares of our common stock or preferred stock.

     Debt securities may be issued in certificated or global form. (Sections 201, 203 and 301)

  Information about the Trustee

     The trustee may resign at any time. The prospectus supplement will describe any rights the holders of a series of debt securities have to remove the trustee. Under the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Similarly, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or subordinated indenture. If the trustee resigns, is removed or becomes incapable of acting as trustee, a successor trustee will have to be appointed in accordance with the provisions of the applicable indenture.

  Denominations

     The prospectus supplement for each series of debt securities will state whether we will issue the debt securities in registered form or in bearer form.

  Modification of Indentures; Waiver of Covenants

     We generally may amend the indentures or the debt securities with the written consent of a majority in principal amount of the outstanding debt securities of each series affected by the amendment, with each series voting separately as a class. The holders of a majority in principal amount of the outstanding debt securities of any series may also waive our compliance with any provision of the indentures with respect to debt securities of that series. We must, however, obtain the consent of each holder of debt securities affected by an amendment or waiver which does, among other things, any of the following:

     - changes the stated maturity of, or any installment of principal of or interest on, any debt securities;

     - reduces the principal amount of, or rate of interest or premium payable on, any debt securities;

     - reduces the amount of the principal of an original issue discount security or other security which would be payable upon acceleration of the debt securities;

     - adversely affects any right of repayment at the option of a holder of any debt security;

     - reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

     - changes the place of payment where, or the currency in which, any debt security is payable;

     - impairs the right to institute suit for the enforcement of any payment on or after the stated maturity date of any debt security; or

     - reduces the percentage of holders required to consent to any supplements, modifications, waivers or amendments to the indentures. (Section 902)

     Additionally, the subordinated indenture may not be modified to alter the terms of subordination of any outstanding series of subordinated debt securities without the consent of the holder of senior indebtedness that would be adversely affected by the modification. (Section 907 of the subordinated indenture)

     If we issue convertible subordinated debt securities, the terms of conversion may not be modified in a manner which is adverse to the holders of the convertible subordinated debt securities without the consent of such holders. (Section 902 of the subordinated indenture)

     If we issue a series of debt securities with an original issue discount or with a principal amount that is not fixed, the applicable prospectus supplement will describe the manner in which we will determine whether holders of a majority of principal amount of a series of debt securities have approved a modification or waiver of a provision of an indenture.

     We may amend the indentures or outstanding debt securities without notice to or consent from any holder of the debt security to do, among other things, any of the following:

     - permit a successor corporation to assume our obligations under the indenture following a merger, consolidation or similar transaction;

     - add to our covenants for the benefit of the holders of any series of debt securities;

     - add additional events of default for the benefit of the holders of all or any series of securities;

     - accept the appointment of a successor trustee of one or more series and to provide for more than one trustee, if applicable;

     - cure any ambiguity, defect or inconsistency;

     - secure debt securities issued pursuant to the indentures;

     - provide that bearer securities may be registrable as to principal, amend restrictions on the payment of principal, premiums or interest on bearer securities, or permit bearer securities to be issued in exchange for registered securities or bearer securities of other authorized denominations;

     - amend any provision of an indenture in a manner that does not apply to, or modify the rights of holders of, any debt securities outstanding at the time and entitled to rely on the provision;

     - provide for uncertificated securities of any series;

     - comply with the requirements of the SEC in order to effect or maintain the qualification of the indentures under the Trust Indenture act; or

     - make any change that does not adversely affect the interests of any holder of outstanding debt securities. (Section 901)

  Meetings of Holders of Debt Securities

     Each indenture contains provisions for convening meetings of the holders of a series if debt securities of that series are issuable as bearer securities. (Section 1401) A meeting may be called at any time by the Trustee, by our board of directors or the holders of at least 10% in aggregate principal amount of the outstanding securities of such series. (Section 1402) Except for any consent which must be given by the holder of each outstanding security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage which is less than a majority in aggregate principal amount of the outstanding securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the holders of such specified percentage in aggregate principal amount of the outstanding securities of that series. Any resolution passed or decision taken at any meeting of holders of any series duly held in accordance with the applicable indenture will be binding on all holders of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding securities of a series. (Section 1404)

  No Protection if a Change of Control Occurs

     Unless we otherwise state in a prospectus supplement, the debt securities will not contain any provision which may allow holders of debt securities the right to require us to repurchase the debt securities if a change of control occurs or if we engage in a transaction which materially increases our leverage. A change of control or a highly leveraged transaction could adversely affect the holders of debt securities.

  Events of Default

     Unless we inform you otherwise in the prospectus supplement, "Event of Default" means any of the following (Section 501):

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to pay interest on any debt security within 30 days after due;

     - failure to deposit any sinking fund payment within 30 days after due;

     - failure to perform, or breach of, any other covenant in the indenture (other than an agreement or covenant that we have included in the indenture solely for the benefit of other series of debt securities) that continues for 90 days after we are given written notice;

     - our bankruptcy, insolvency or reorganization; or

     - any other Event of Default for that series of debt securities described in the applicable prospectus supplement.

     An Event of Default for a particular series of debt securities may, but does not necessarily, constitute an Event of Default for any other series of debt securities.

     If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain exceptions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 502).

     The indentures provide that a holder of a series of debt securities may not file a lawsuit or otherwise institute proceedings under the indenture or appoint a receiver or trustee unless the following happens:

     - the holders give the trustee written notice;

     - the holders of 25% of the series of debt securities also give such notice and offer reasonable indemnification to the trustee;

     - the holders of at least a majority of the aggregate principal amount of the series of debt securities do not give an inconsistent notice; and

     - the trustee does not institute the proceeding within 60 days of the demand. (Section 507).

     The four requirements listed above do not apply to proceedings instituted by a holder of a series of debt securities to enforce the payment of principal, premium or interest. (Section 508).

     If we issue a series of debt securities with an original issue discount, the prospectus supplement will describe the amount a holder of the debt securities is entitled to receive if the series of debt securities is declared due and payable.

     The trustee is not obligated to exercise any of its rights or powers under an indenture at the request or direction of any holders, unless the holders offer the trustee reasonable indemnity against costs, expenses and liabilities. (Section 602). If they provide this reasonable indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. The trustee is not required to take action which the trustee determines is prejudicial to the holders of the series of debt securities who do not request the trustee to take the action, or which may cause the trustee to have personal liability. (Sections 512 and 601).

  Covenants

     Under the indentures, we have agreed, among other things, to:

     - pay the principal of and any interest and any premium on the debt securities when due (Section 1001);

     - maintain a place of payment (Section 1002);

     - deposit sufficient funds with the paying agent on or before the due date for any principal, interest or any premium payment or, if we act as our own paying agent, segregate such funds and hold them in trust for the benefit of the holders of the debt securities (Section 1003);

     - make all payments on the debt securities to holders who are United States aliens without withholding for any taxes or other governmental charges, if the debt securities of a series so provides; provided that if we are required to make any such withholding, we will pay the additional amount of such withholding to such holders (Section 1004); and

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture (Section 1006).

  Consolidation, Merger or Sale

     The indentures generally permit us to consolidate or merge with or sell, transfer or lease all or substantially all of our assets to another entity if we comply with the terms and conditions of the indentures relating to such a transaction, which include the following:

     - the remaining or acquiring entity (if other than us) must (i) be formed in a U.S. jurisdiction and (ii) assume all of our responsibilities and liabilities under the indentures including the payment of all amounts payable on the debt securities and performance of all the covenants in the indentures;

     - the transaction must not cause a default or event of default to occur;
       and

     - we must deliver to the trustee a certificate signed by certain of our officers and an opinion of counsel stating that the transaction complies with the indentures.

     The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, our successor may exercise our rights and powers under the indentures, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the indentures and under the debt securities. (Sections 801 and 803).

  Defeasance

     When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. The following discussion of legal defeasance and covenant defeasance (Sections 1301 to 1306) will be applicable to a series of debt securities (other than convertible subordinated debt securities) only if we choose to have them apply to that series.

  Legal Defeasance

     If we provide in an applicable prospectus supplement, and as long as we take steps to make sure that you receive all or your payments under the debt securities of that series and are able to transfer the debt securities of that series, we can elect to legally release ourselves from any obligations on such series of debt securities (such a release is called "legal defeasance") other than:

     - the rights of holders of outstanding notes to receive payments in respect of the principal of and premium and interest on the debt securities when these payments are due;

     - our obligation to replace any temporary debt securities, register the transfer or exchange of any debt securities, replace mutilated, lost or stolen debt securities, compensate and reimburse the trustee, remove and appoint a successor trustee, maintain an office or agency for payments in respect of the debt securities and qualify the indenture under the Trust Indenture Act;

     - the rights, powers, trusts, duties and immunities of the trustee; and

     - the legal defeasance provisions of the indentures. (Section 1304)

     In order for us to accomplish legal defeasance, the following must occur:

     - We must irrevocably deposit with the trustee cash and/or U.S. government and/or U.S. government agency securities that will generate enough cash to make interest, principal and any other payments on such debt securities on their various due dates.

     - Such defeasance shall not cause the trustee to have a conflict of interest.

     - There must be a change in current U.S. federal tax law or an IRS ruling that lets us make that deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current U.S. federal tax law, the deposit and our legal release from the securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above and that all of the conditions to legal defeasance in the indenture have been satisfied.

     We will not be able to achieve legal defeasance if there is a continuing default or event of default under the indentures or if doing so would violate any other material agreement to which we are a party. (Section 1304). If we ever were to accomplish legal defeasance as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

  Covenant Defeasance

     Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain covenants relating to a series of debt securities. The release from these covenants is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and/or securities set aside in trust to repay the series of debt securities. We may not defease an obligation, if any, to convert a series of debt securities into shares of our common stock, preferred stock or other securities as provided in the subordinated indenture. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for the benefit of all holders of the series of debt securities cash and/or U.S. government or U.S. government agency securities that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     - We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal tax law we may make that deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. The opinion also must state that all of the conditions to covenant defeasance in the indenture have been fulfilled.

     Further, such defeasance may not cause the trustee to have a conflict of interest.

     We will not be able to achieve covenant defeasance if there is a continuing default or event of default under the indenture or if doing so would violate any other material agreements to which we are a party. The indenture describes the types of covenants we may fail to comply with without causing an event of default if we accomplish covenant defeasance. (Section 1303).

     If we elect to make a deposit resulting in covenant defeasance, the amount of money and/or U.S. government or U.S. government agency securities deposited in trust should be sufficient to pay amounts due on the debt securities at the time of their maturity. However, if the maturity of the debt securities is accelerated due to the occurrence of an event of default, the amount in trust may not be sufficient to pay all amounts due on the debt securities. We would remain liable for the shortfall as described in the applicable indenture.

  Form, Exchange, Registration and Transfer

     We may issue debt securities of a series in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless we otherwise indicate in an applicable prospectus supplement, bearer securities will have interest coupons attached. (Section 201) The indentures also provide that debt securities of a series may be issuable in temporary or permanent global form. (Section 201)

     Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Unless we otherwise provide with respect to any series of debt securities, bearer securities will not be issued in exchange for registered securities. (Section 305)

     Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the security registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indentures. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Trustee will serve initially as security registrar for purposes of registering registered securities and transfers of registered securities. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are also issuable as bearer securities, we will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     In the event of any redemption in part, we shall not be required to

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days prior to the selection of debt securities of that series for redemption and ending on the close of business on (A) if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption and (B) if debt securities of the series are issuable as bearer securities, the date of the first publication of the relevant notice of redemption, or if debt securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or

     - register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part, or

     - exchange any bearer security called for redemption, except that such a bearer security may be exchanged for a registered security of that series and like tenor, provided that such registered security shall be simultaneously surrendered for redemption. (Section 305)

  Payment and Paying Agents

     Unless we otherwise indicate in an applicable Prospectus Supplement, payment of principal of and any premium and interest on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents outside the United States as we may designate from time to time, in the manner indicated in such prospectus supplement. (Section 1002) Unless we otherwise indicate in an applicable prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only against surrender to the paying agent of the coupon relating to such interest payment date. (Section 1001) No payment with respect to any bearer security will be made at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on bearer securities denominated and payable in U.S. dollars will be made at the office of our paying agent in New York City, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless we otherwise indicate in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed on or before the due date to the holder's registered address or by wire transfer. (Section 307) Unless we otherwise indicate in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such interest. (Section 307)

     Unless we otherwise indicate in an applicable prospectus supplement, the trustee will act as its own paying agent for payments with respect to debt securities which are issuable solely as registered securities, and we will maintain a paying agent outside the United States for payments with respect to debt securities (subject to limitations described above in the case of bearer securities) which are issuable solely as bearer securities or as both registered securities and bearer securities. We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain (i) a paying agent in New York City for principal payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described above, but not otherwise), and (ii) a paying agent in a place of payment located outside the United States where debt securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

     All moneys paid by us to a paying agent for the payment of principal of and any premium or interest on any debt security which remain unclaimed at the end of one year after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to us, and the holder of such debt security or any coupon will thereafter look only to us for payment thereof. (Section 1003)

  Global Debt Securities

     Debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depository identified in the prospectus supplement relating to such series. (Section 203) Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global debt security may not be transferred except as a whole by the depository for such global debt security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor. (Section 305)

     We will describe the specific terms of the depository arrangement with respect to a series of debt securities and certain limitations and restrictions relating to a series of bearer securities in the form of one or more global debt securities will be described in the prospectus supplement relating to such series.

  Governing Law

     New York law will govern the indenture and the debt securities.

  Notices

     Except as otherwise provided in the indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in New York City and in such other city or cities as may be specified in such bearer securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security register. (Section 106)

  Title

     Title to any bearer securities (including bearer securities in permanent global form) and any coupons appertaining thereto will pass by delivery. We, the Trustee and any agent of ours or the Trustee may treat the bearer of any bearer security and the bearer of any coupon and the registered owner of any registered security as the owner thereof (whether or not such debt security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

  Replacement of Securities and Coupons

     We will replace any mutilated debt security or a debt security with a mutilated coupon appertaining thereto at the expense of the holder upon surrender of such debt security to the trustee. We will replace debt securities or coupons that became destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the debt security and coupons or evidence of destruction, loss or theft thereof satisfactory to us and the trustee; in the case of any coupon which becomes destroyed, stolen or lost, we will replace such coupon by issuance of a new debt security in exchange for the debt security to which such coupon appertains. In the case of a destroyed, lost or stolen debt security or coupon, an indemnity satisfactory to the trustee and us may be required of the holder of such debt security or coupon before we will issue a replacement debt security. (Section 306)

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

  Subordination

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of certain of our senior indebtedness. (Section 1701) The indebtedness that will be senior indebtedness with respect to a series of subordinated debt securities is described in the subordinated indenture as may be modified by the applicable supplemental indenture.

     The subordinated indenture provides that no payment of principal, interest or premium may be made on the subordinated debt securities if:

     - we fail to pay the principal, interest, any premium or other amounts when due on any indebtedness described as specified senior indebtedness in the subordinated indenture as may be modified by the applicable supplemental indenture; or

     - we default in performing any other covenant in any senior indebtedness if the covenant default allows the holders of such specified senior indebtedness to accelerate the maturity of the specified senior indebtedness. (Section 1603)

     A covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after the holders of the specified senior indebtedness notify us and the trustee that a blockage period has begun. The holders of specified senior indebtedness may only give one such notice during a 360 day period. (Section 1603)

     The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture. (Section
1606).

     The subordinated indenture will not limit the amount of senior debt that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

  Conversion

     Under the subordinated indenture we may issue subordinated debt securities which are convertible into or exchangeable for our common stock, preferred stock, debt securities, other securities or property or securities or property issued by another entity. Convertible subordinated debt securities will be convertible on terms and at a conversion price described in the prospectus supplement. (Section 301, 1501 and 1502) The subordinated indenture will provide for adjustments in the conversion price if we make changes to our capital structure. (Section 1504)

     If the securities are convertible into our common stock, the conversion price will be subject to change if any of the following events occur:

     - we issue common stock as a dividend to our shareholders;

     - we subdivide, combine or reclassify our common stock;

     - we issue rights, which may be exercised for 45 days or less, to our shareholders to purchase common stock at a price per share less than the market price of the common stock at the time the rights are issued; or

     - we distribute to our shareholders debt securities, equity securities or assets, other than cash dividends paid from our surplus. (Section 1504)

     Adjustments in the conversion price may have tax consequences. These tax consequences, if applicable, will be described in the prospectus supplement. We also will not issue fractional shares upon conversion, but will pay the value of a fractional share to the person who would otherwise be entitled to receive such payment. (Section 1503)

     If we consolidate or merge with, or sell all or substantially all of our assets to, another company, the convertible subordinated debt securities will be convertible into the consideration that a holder of the convertible subordinated debt securities would have received had the holder exercised the conversion rights immediately before the consolidation, merger or sale. (Section 1505)

     If a series of subordinated debt securities is convertible into anything other than our common stock, the prospectus supplement will describe the following:

     - the events which will cause an adjustment in the conversion price;

     - any related tax consequences of the adjustments in the conversion price;

     - any special treatment of fractional shares; and

     - the effect of a consolidation, merger or sale of all or substantially all of our assets on the conversion rights.

                          DESCRIPTION OF CAPITAL STOCK

     Selected provisions of our organizational documents are summarized below. The summary is not complete. You should read the organizational documents, which are filed as exhibits to the registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

     We are authorized to issue 20 million shares of common stock and 2.5 million shares of preferred stock. As of September 15, 1999, 8,557,906 shares of common stock were outstanding and 1,045,461 shares of preferred stock were outstanding. As of September 15, 1999, 255,492 shares of common stock were reserved for issuance under our 1994 Stock Incentive Plan, 1996 Stock Incentive Plan and the 1997 Employee Stock Purchase Plan.

COMMON STOCK

  Listing

     Our common stock is listed on the New York Stock Exchange under the symbol "CPE." Any additional common stock that we issue will also be listed on the New York Stock Exchange, unless otherwise indicated in a prospectus supplement.

  Dividends

     Shareholders may receive dividends declared by our board of directors if, as and when our board of directors declares any such dividends. The indentures for our existing subordinated debt and our loan agreements with banks contain restrictions on the payment of dividends.

  Fully Paid

     All of our outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock will also be fully paid and non-assessable.

  Voting Rights

     Each share of common stock is entitled to one vote in the election of directors and other matters submitted to our shareholders. Our common stock does not have cumulative or preemptive rights.

  Other Provisions

     We will notify holders of common stock of any shareholders' meetings in accordance with applicable law. If we liquidate, dissolve or wind-up, whether voluntarily or not, our common stockholders will share equally in the assets remaining after we pay our creditors and holders of our preferred stock.

  Transfer Agent and Registrar

     American Stock Transfer and Trust Company is the registrar and transfer agent for our common stock.

PREFERRED STOCK

     The following description of the terms of the preferred stock sets forth general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of preferred stock offered by a prospectus supplement will be described in the prospectus supplement relating to such series. You should read the certificate of designations establishing a particular series of preferred stock, which will be filed with the SEC in connection with the offering of such series for other provisions that may be important to you.

     Our board of directors can, without approval of our shareholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences, privileges and restrictions including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in the persons and entities controlling us and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock or restrict our ability to repurchase or redeem shares while there is an arrearage in the payment of dividends to the holders of preferred stock.

     The preferred stock will, when issued, be fully paid and non-assessable.

     The transfer agent, registrar and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

     If we offer preferred stock, the specific terms of a particular series will be described in the prospectus supplement, and will include the following:

     - the maximum number of shares to constitute the series and the distinctive designations of such series;

     - the dividend rate, whether dividends will be paid in preference to dividends on common stock, and whether dividends will be cumulative;

     - whether and the manner in which the preferred stock will be redeemable;

     - any liquidation preference applicable to the preferred stock;

     - whether and the manner in which the preferred stock will be subject to a retirement or sinking fund that requires us to repurchase the shares;

     - any conversion rights applicable to the preferred stock;

     - any restrictions on the ability to sell or transfer the preferred stock;

     - any voting rights; and

     - any other preferences or other special rights or limitations.

  Series A Preferred Stock

     In November 1995, we issued and sold 1,315,500 shares of series A preferred stock.

     Dividend Rights. Holders of the series A preferred stock are entitled to an annual cash dividend of $2.125 per share, payable quarterly. If dividends are not paid in full on all outstanding shares of the series A preferred stock and any other security ranking on parity with the series A preferred stock, dividends declared on the series A preferred stock and such other parity stock are paid pro rata. Unless full cumulative dividends on all outstanding shares of series A preferred stock have been paid, no dividends (other than in common stock or other stock ranking junior to the series A preferred stock) may be paid, or any other distributions made, on the common stock or on any other stock of ours ranking junior to the series A preferred stock, nor may any common stock or any other stock of ours ranking junior to or on a parity with the series A preferred stock be redeemed, purchased or otherwise acquired for any consideration by us (except by conversion into or exchange for stock of Callon ranking junior to the series A preferred stock).

     Conversion. The series A preferred stock is convertible at any time prior to being called for redemption into common stock at a rate of approximately
2.273 shares of common stock for each share of series A preferred stock, subject to adjustment for certain antidilutive events. From time to time, we may reduce the conversion price by any amount for a period of at least 20 days if the board of directors determines that such reduction is in our best interests. In the event of certain changes in control or fundamental changes, holders of series A preferred stock have the right to convert all of their series A preferred stock into common stock at a rate equal to the average of the last reported sales prices of the common stock for the five business days ending on the last business day preceding the date of the change in control or fundamental change. We or our successor may elect to distribute cash to such holders in lieu of common stock at an equal value.

     Exchange. The series A preferred stock may be exchanged at our option for convertible debentures beginning on January 15, 1998 at the rate of $25 principal amount of convertible debentures for each share of preferred stock, provided that all accrued and unpaid dividends have been paid and certain other conditions are met. See "Convertible Debentures" below.

     Redemption. On or after December 31, 1998, we may from time to time redeem the series A preferred stock at an initial redemption price of $26.488. On December 31 of each year thereafter and until December 31, 2005, the redemption price decreases. On December 31, 2005 and thereafter, the redemption price shall remain at $25.

     Voting Rights. The holders of series A preferred stock have no voting rights, except as otherwise provided by law. However, if dividend payments are in arrears in an amount equal to or exceeding six quarterly dividends, the number of our directors will be increased by two and the holders of the series A preferred stock (voting separately as a class) will be entitled to elect the additional two directors until all dividends have been paid. In addition, we may not create, issue or increase the authorized number of shares of any class or series of stock ranking senior to the series A preferred stock or alter, change or repeal any of the powers, rights or preferences of the holders of the series A preferred stock as to adversely affect such powers, rights or preferences.

     Convertible Debentures. At our option, the series A preferred stock may be converted into convertible debentures. The convertible debentures, if issued, will be issued under an indenture between Callon and Bank One Columbus, NA, as trustee, a copy of which is filed as an exhibit to our Form 10-K for fiscal year 1996. The convertible debentures will be our unsecured, subordinated obligations, limited in aggregate principal amount to the aggregate liquidation preference of the series A preferred stock and will mature on December 31, 2010. We must pay interest on the convertible debentures semiannually following the issue thereof at the rate of 8.5% per annum. The convertible debentures are to be issued in fully registered form, without coupons, in denominations of $25 or any integral multiple thereof.

     In a December 1998 private transaction, a preferred stockholder elected to convert 59,689 shares of preferred stock into 136,867 shares of our common stock. Subsequent to December 31, 1998, several other preferred stockholders, through private transactions, converted 210,350 shares of preferred stock into 502,632 shares of our common stock under similar terms.

STAGGERED BOARD OF DIRECTORS

     Our certificate of incorporation and bylaws divide our board of directors into three classes, as nearly equal in number as possible, serving staggered three-year terms. The certificate of incorporation and bylaws also provide that the classified board provision may not be amended without the affirmative vote of the holders of 80% or more of the voting power of our capital stock. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors, unless the articles of incorporation are amended.

DELAWARE ANTI-TAKEOVER STATUTE

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an "interested stockholder" (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

     - before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

     - upon completion of the transaction that resulted in the stockholder's becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     - after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

     Under the Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, of the successors of these directors.

LIMITATION ON DIRECTORS' LIABILITY

     Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although the Delaware law does not change directors' duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by this law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability

     - for any breach of their duty of loyalty to the company or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - for any transaction from which the director derived an improper personal benefit.

     This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted our stockholders.

                       DESCRIPTION OF SECURITIES WARRANTS

     We may issue securities warrants entitling the holder to purchase our debt securities, preferred stock or common stock as described in the prospectus supplement relating to the issuance of the securities warrants. Securities warrants may be issued independently or together with other of our securities and may be attached to or separate from other securities. The securities warrants will be issued under warrant agreements to be entered into between us and a bank or trust company that acts as warrant agent. The warrant agent will act solely as our agent in connection with securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

     The specific terms of any securities warrants will be described in the applicable prospectus supplement.

INTRODUCTION

     The prospectus supplement will describe the terms of any securities warrants offered, including the following:

     - the amount of securities warrants to be registered and the purchase price and manner of payment to acquire the securities warrants;

     - a description, including amount, of the debt securities, preferred stock or common stock which may be purchased upon exercise;

     - the exercise price which must be paid to purchase the securities upon exercise of a securities warrant and any provisions for changes or adjustments in the exercise price;

     - any date on which the securities warrants and the related debt securities, preferred stock or common stock will be separately transferable;

     - the dates on which the right to exercise the securities warrants shall commence and expire;

     - a discussion of certain U.S. federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

     - any other material terms of the securities warrants.

     Holders of securities warrants will not have any of the rights of holders of our debt securities, preferred stock or common stock that may be purchased upon exercise until they exercise the securities warrants and receive the underlying securities. These rights include the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indentures or to receive payments of dividends on the preferred stock or common stock which may be purchased upon exercise or to exercise any voting right.

EXERCISE OF SECURITIES WARRANTS

     After the close of business on the expiration date described in the prospectus supplement, securities warrants will expire and the holders will no longer have the right to exercise the securities warrants and receive the underlying securities. Securities warrants may be exercised by delivering a properly completed certificate in the form attached to the securities warrants and payment of the exercise price as provided in the prospectus supplement. We will issue and deliver our debt securities, preferred stock or common stock as soon as possible following receipt of the certificate and payment described above. If less than all of the securities warrants represented by a certificate are exercised, we will issue a new certificate for the remaining securities warrants. The foregoing terms of exercise may be modified by us in a prospectus supplement.

                  DESCRIPTION OF SECURITIES PURCHASE CONTRACTS
              AND SECURITIES PURCHASE UNITS AND PREPAID SECURITIES

     We may also issue securities purchase contracts which obligate the holder of the contracts to purchase, and obligate us to sell, our common stock or preferred stock at one or more times in the future. The prospectus supplement will describe the terms of any securities purchase contracts, including the following to the extent applicable:

     - whether the holder is obligated to purchase our common stock or preferred stock, and the dates on which such shares must be purchased;

     - the purchase price of the common stock or preferred stock, which may be fixed at the time of issuance or determined in the future by a formula;

     - any periodic payments that we must make to the holders of the securities purchase contracts, or any periodic payments that the holders must make to us and whether these periodic payments are unsecured or prefunded in some manner; and

     - any collateral that a holder of securities purchase contracts is obligated to pledge to secure the holder's obligations to purchase securities and make periodic payments under the contract.

     Securities purchase contacts may be issued with our debt securities, preferred stock or other securities as a unit, referred to as a "securities purchase unit." If securities purchase units are issued, the debt securities, preferred stock or other securities which are part of the units may be pledged to secure the holder's obligation to purchase the common stock or preferred stock and to make any periodic payments provided for in the securities purchase contract. A securities purchase unit may also provide for the substitution of U.S. Treasury securities or securities of other persons for the debt securities, preferred stock or other securities initially issued as part of the securities purchase units. Securities purchase units may also give a financial institution or other person the right to purchase the debt securities, preferred stock or other securities which are part of the securities purchase units. We may also have the right or obligation to deliver newly issued prepaid securities purchase contracts ("prepaid securities") upon release to a holder of any collateral securing the holder's obligations under the original stock purchase contract. Any such purchase rights will be described in a prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell the securities

          (1) through underwriters or dealers;

          (2) through agents;

          (3) directly to purchasers;

          (4) through remarketing firms; or

          (5) through a combination of any such methods of sale.

     Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

UNDERWRITERS OR DEALERS

     If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may sell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to several conditions set forth in an agreement between us and the underwriters. The underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities if they sell more securities than they purchased.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

AGENTS

     We may designate agents who agree to use their reasonable efforts to solicit purchasers for the period of their appointment or to sell securities on a continuing basis.

DIRECT SALES

     We may also sell securities directly to one or more purchasers without using underwriters or agents.

REMARKETING FIRMS

     The securities may be re-sold to the public following their redemption or repayment by one or more remarketing firms. Remarketing firms may act as principals for their own accounts or as agents for us.

RIGHTS OFFERINGS; CONVERSIONS

     If we were to issue rights on a pro rata basis to our shareholders, we may be able to use this prospectus to offer and sell the securities underlying the rights. We may also be able to use the prospectus to offer and sell securities to be received upon conversion of any convertible securities we may issue or upon exercise of transferable warrants that may be issued by us or an affiliate.

GENERAL INFORMATION

     Underwriters, dealers, agents and remarketing firms that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriter, dealer, agent or remarketing firm will be identified and the terms of the transaction, including their compensation, will be described in a prospectus supplement. We may have agreements with underwriters, dealers, agents or remarketing firms to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers, agents or remarketing firms, or their affiliates may be customers of, engage in transactions with or perform services for, us or our subsidiaries in the ordinary course of their business.

     All debt securities will be new issues of securities with no established trading market. Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

     We may use agents and underwriters to solicit offers by certain institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to delayed delivery contracts accepted by us.

                                    EXPERTS

INDEPENDENT ACCOUNTANTS

     The audited consolidated financial statements as of December 31, 1998 and for the three years in the period ended December 31, 1998, incorporated by reference elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

RESERVE ENGINEERS

     The information incorporated by reference in this prospectus regarding our quantities of oil and gas and future net cash flows and the present values thereof from such reserves is based on estimates of such reserves and present values prepared by Huddleston & Co., Inc., an independent petroleum and geological engineering firm.

                                 LEGAL MATTERS

     The validity of the issuance of the securities will be passed upon for us by our lawyers, Haynes and Boone, LLP, Houston, Texas. Counsel named in the prospectus supplement will issue opinions about the validity of the securities for any agents, dealers or underwriters.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth expenses payable by Callon Petroleum Company (the "Company" or "Registrant") in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the registration fee.

Securities and Exchange Commission Registration Fee.........   $ 34,750
Printing Expenses...........................................    100,000
Legal Fees and Expenses.....................................    150,000
Accounting Fees and Expenses................................     50,000
Fees and Expenses of Trustee and Counsel....................     10,000
Miscellaneous Fees..........................................     50,000
                                                               --------
          Total.............................................   $394,750
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware, pursuant to which the Company is incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers. Article Eight of the Certificate of Incorporation of the Company, as amended, and
Article IX of the Bylaws of the Company, as amended, provide, in general, that the Company may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) to the full extent of Delaware law.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  (1)      UNDERWRITING AGREEMENT
  **1.1    -- Form of Underwriting Agreement.
  (4)      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS,
              INCLUDING INDENTURES
    4.1    -- Certificate of Incorporation of the Company, as amended
              (incorporated by reference from Exhibit 3.1 of the
              Company's Registration Statement on Form S-4, filed
              August 4, 1994, Reg. No. 33-82408)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    4.2    -- Certificate of Merger of Callon Consolidated Partners,
              L.P. with and into the Company, dated September 16, 1994
              (incorporated by reference from Exhibit 3.2 of the
              Company's Report on Form 10-K for the fiscal year ended
              December 31, 1994)
    4.3    -- Bylaws of the Company (incorporated by reference from
              Exhibit 3.2 of the Company's Registration Statement on
              Form S-4, filed August 4, 1994, Reg. No. 33-82408)
    4.4    -- Specimen Common Stock Certificate (incorporated by
              reference from Exhibit 4.1 of the Company's Registration
              Statement on Form S-4, filed August 4, 1994, Reg. No.
              33-82408)
    4.5    -- Specimen Preferred Stock Certificate (incorporated by
              reference from Exhibit 4.2 of the Company's Registration
              Statement on Form S-1/A, filed November 13, 1995, Reg.
              No. 33-96700)
    4.6    -- Designation of Series A Preferred Stock (incorporated by reference from Exhibit 4.3 of the Company's Registration
              Statement on Form S-1/A, filed November 13, 1995, Reg.
              No. 33-96700)
    4.7    -- Indenture for Convertible Debentures (incorporated by
              reference from Exhibit 4.4 of the Company's Registration
              Statement on Form S-1/A, filed November 13, 1995, Reg.
              No. 33-96700)
    4.8    -- Certificate of Correction of Designation of Series A
              Preferred Stock (incorporated by reference from Exhibit
              4.4 of the Company's Registration Statement on Form
              S-1/A, filed November 22, 1996, Reg. No. 33-15501)
    4.9    -- Form of Note Indenture for Company's 10% Senior
              Subordinated Notes due 2001 (incorporated by reference
              from Exhibit 4.6 of the Company's Registration Statement
              on Form S-1/A, filed November 22, 1996, Reg. No.
              333-15501)
   4.10    -- Form of Note Indenture for Company's 10.25% Senior
              Subordinated Notes due 2004 (incorporated by reference
              from Exhibit 4.10 of the Company's Registration Statement
              on Form S-2, filed June 14, 1999, Reg. No. 333-80579)
  *4.11    -- Form of Senior Indenture
  *4.12    -- Form of Subordinated Indenture
  (5)      OPINION REGARDING LEGALITY
   *5.1    -- Opinion of Haynes and Boone, L.L.P.
 (12)      STATEMENTS REGARDING COMPUTATION OF RATIOS
  *12.1    -- Computation of ratio of earnings to fixed charges.
 (23)      CONSENTS OF EXPERTS AND COUNSEL
  *23.1    -- Consent of Haynes and Boone, L.L.P. (included in Exhibit
              5.1).
  *23.2    -- Consent of Arthur Andersen LLP.
  *23.3    -- Consent of Huddleston & Co., Inc.
 (24)      POWER OF ATTORNEY
   24.1    -- Powers of Attorney (included on the signature page of the
              Registration Statement)
 (25)      STATEMENT OF ELIGIBILITY OF TRUSTEE
 **25.1    -- Statement of Eligibility and Qualification on Form T-1 of
              Trustee.

---------------

 *  Filed herewith.

** To be filed as an exhibit to Callon Petroleum Company's Current Report on Form 8-K in connection with a specific offering.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 28th day of September, 1999.

                                            CALLON PETROLEUM COMPANY

                                                   /s/ FRED L. CALLON
                                            ------------------------------------
                                                       Fred L. Callon
                                                Chief Executive Officer and
                                                         President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Fred L. Callon and John S. Weatherly his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the 28th day of September, 1999:

                      SIGNATURE                                    CAPACITIES                     DATE
                      ---------                                    ----------                     ----

                 /s/ FRED L. CALLON                    Chief Executive Officer and         September 28, 1999
-----------------------------------------------------    President (Principal Executive
                   Fred L. Callon                        Officer)

                /s/ JOHN S. WEATHERLY                  Senior Vice President and Chief     September 28, 1999
-----------------------------------------------------    Financial Officer (Principal
                  John S. Weatherly                      Accounting and Financial
                                                         Officer)

               /s/ DENNIS W. CHRISTIAN                 Director, Senior Vice President,    September 28, 1999
-----------------------------------------------------    Chief Operating Officer
                 Dennis W. Christian

                 /s/ JOHN S. CALLON                    Director                            September 28, 1999
-----------------------------------------------------
                   John S. Callon

                    /s/ LEIF DONS                      Director                            September 28, 1999
-----------------------------------------------------
                      Leif Dons

                /s/ ROBERT A. STANGER                  Director                            September 28, 1999
-----------------------------------------------------
                  Robert A. Stanger

                 /s/ JOHN C. WALLACE                   Director                            September 28, 1999
-----------------------------------------------------
                   John C. Wallace

                 /s/ B. F. WEATHERLY                   Director                            September 28, 1999
-----------------------------------------------------
                   B. F. Weatherly

                /s/ RICHARD O. WILSON                  Director                            September 28, 1999
-----------------------------------------------------
                  Richard O. Wilson

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  (1)      UNDERWRITING AGREEMENT
  **1.1    -- Form of Underwriting Agreement.
  (4)      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS,
              INCLUDING INDENTURES
    4.1    -- Certificate of Incorporation of the Company, as amended
              (incorporated by reference from Exhibit 3.1 of the
              Company's Registration Statement on Form S-4, filed
              August 4, 1994, Reg. No. 33-82408)
    4.2    -- Certificate of Merger of Callon Consolidated Partners,
              L.P. with and into the Company, dated September 16, 1994
              (incorporated by reference from Exhibit 3.2 of the
              Company's Report on Form 10-K for the fiscal year ended
              December 31, 1994)
    4.3    -- Bylaws of the Company (incorporated by reference from
              Exhibit 3.2 of the Company's Registration Statement on
              Form S-4, filed August 4, 1994, Reg. No. 33-82408)
    4.4    -- Specimen Common Stock Certificate (incorporated by
              reference from Exhibit 4.1 of the Company's Registration
              Statement on Form S-4, filed August 4, 1994, Reg. No.
              33-82408)
    4.5    -- Specimen Preferred Stock Certificate (incorporated by
              reference from Exhibit 4.2 of the Company's Registration
              Statement on Form S-1/A, filed November 13, 1995, Reg.
              No. 33-96700)
    4.6    -- Designation of Series A Preferred Stock (incorporated by reference from Exhibit 4.3 of the Company's Registration
              Statement on Form S-1/A, filed November 13, 1995, Reg.
              No. 33-96700)
    4.7    -- Indenture for Convertible Debentures (incorporated by
              reference from Exhibit 4.4 of the Company's Registration
              Statement on Form S-1/A, filed November 13, 1995, Reg.
              No. 33-96700)
    4.8    -- Certificate of Correction of Designation of Series A
              Preferred Stock (incorporated by reference from Exhibit
              4.4 of the Company's Registration Statement on Form
              S-1/A, filed November 22, 1996, Reg. No. 33-15501)
    4.9    -- Form of Note Indenture for Company's 10% Senior
              Subordinated Notes due 2001 (incorporated by reference
              from Exhibit 4.6 of the Company's Registration Statement
              on Form S-1/A, filed November 22, 1996, Reg. No.
              333-15501)
   4.10    -- Form of Note Indenture for Company's 10.25% Senior
              Subordinated Notes due 2004 (incorporated by reference
              from Exhibit 4.10 of the Company's Registration Statement
              on Form S-2, filed June 14, 1999, Reg. No. 333-80579)
  *4.11    -- Form of Senior Indenture
  *4.12    -- Form of Subordinated Indenture
  (5)      OPINION REGARDING LEGALITY
   *5.1    -- Opinion of Haynes and Boone, L.L.P.
 (12)      STATEMENTS REGARDING COMPUTATION OF RATIOS
  *12.1    -- Computation of ratio of earnings to fixed charges.
 (23)      CONSENTS OF EXPERTS AND COUNSEL
  *23.1    -- Consent of Haynes and Boone, L.L.P. (included in Exhibit
              5.1).
  *23.2    -- Consent of Arthur Andersen LLP.
  *23.3    -- Consent of Huddleston & Co., Inc.
 (24)      POWER OF ATTORNEY
   24.1    -- Powers of Attorney (included on the signature page of the
              Registration Statement)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 (25)      STATEMENT OF ELIGIBILITY OF TRUSTEE
 **25.1    -- Statement of Eligibility and Qualification on Form T-1 of
              Trustee.

---------------

 *  Filed herewith.

** To be filed as an exhibit to Callon Petroleum Company's Current Report on Form 8-K in connection with a specific offering.